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                                    FORM OF

                           TRANSFER AGENT AGREEMENT

THIS AGREEMENT is made and entered into on this 16th day of December, 1998, by and between FFP NEW HORIZONS FUND, INC., a Maryland Corporation (hereinafter referred to as the "Fund") and Investment Company Administration Corporation, a corporation organized under the laws of the State of Delaware (hereinafter referred to as the "Agent").

                              W I T N E S S E T H:

WHEREAS, the Fund is an open-ended management investment company which is registered under the Investment Company Act of 1940; and

WHEREAS, the Fund is authorized to issue shares in separate series, with each such series representing interests in a separate portfolio of securities and other assets; and

WHEREAS, the Agent is, among other things, is in the business of administering transfer and dividend disbursing agent functions for the benefit of its customers; and

WHEREAS, the Fund, on behalf of the separate series, desires to appoint the Agent as its transfer agent and dividend disbursing agent and the Agent desires to accept such appointment;

NOW, THEREFORE, the Fund and the Agent do mutually promise and agree as follows:

I. TERMS OF APPOINTMENT; DUTIES OF THE AGENT

Subject to the terms and conditions set forth in this Agreement, the Fund hereby employs and appoints the Agent to act as transfer agent and dividend disbursing agent.

The Agent shall perform all of the customary services of a transfer agent and dividend disbursing agent, and as relevant, agent in connection with accumulation, open account or similar plans (including without limitation any periodic investment plan or periodic withdrawal program) in accordance with procedures established from time to time by agreement between the Fund on behalf of each series, as applicable, and the Agent, including but not limited to:

   (A) Receive orders for the purchase of shares, with prompt delivery, where appropriate, of payment and supporting documentation to the Fund's custodian;

   (B) Process purchase orders and issue the appropriate number of certificated or uncertificated shares with such uncertificated shares being held in the appropriate shareholder account;

   (C) Process redemption requests received in good order and, where relevant, deliver appropriate documentation to the Fund's custodian;

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   (D) Pay monies (upon receipt from the Fund's custodian, where relevant) in accordance with the instructions of redeeming shareholders;

   (E) Process transfers of shares in accordance with the shareowner instructions;

   (F) Process exchanges between funds within the same family of funds;

   (G) Issue and/or cancel certificates as instructed; replace lost, stolen or destroyed certificates upon receipt of satisfactory indemnification or surety bond;

   (H) Prepare and transmit payments for dividends and distributions declared by the Fund;

   (I) Make changes to shareholder records, including, but not limited to, address changes in plans (i.e., systematic withdrawal, automatic investment, dividend reinvestment, etc.);

   (J) Record the issuance of shares of the Fund and maintain, pursuant to Section Rule 17ad-1 0(e), a record of the total number of shares of the Fund which are authorized, issued and outstanding;

   (K) Prepare shareholder meeting lists and, if applicable, mail, receive and tabulate proxies;

   (L) Mail shareholder reports and prospectuses to current shareholders;

   (M) Prepare and file U.S. Treasury Department forms 1099 and other appropriate information returns required with respect to dividends and distributions for all shareholders;

   (N) Provide shareholder account information upon request and prepare and mail confirmations and statements of account to shareholders for all purchases, redemptions and other confirmable transactions as agreed upon with the Fund; and

   (O) Provide a Blue Sky System which will enable the Fund to monitor the total number of shares sold in each state. In addition, the Fund shall identify to the Agent in writing those transactions and assets to be treated as exempt from the Blue Sky reporting to the Fund for each state. The responsibility of the Agent for the Fund's Blue Sky state registration status is solely limited to the initial compliance by the Fund and the reporting of such transactions to the Fund.

II. COMPENSATION

The Fund agrees to pay the Agent for performance of the duties listed in this Agreement; the fees and out-of-pocket expenses include, but are not limited to the following: printing, postage,

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forms, stationery, record retention, mailing, insertion, programming, labels, shareholder lists and proxy expenses.

These fees and reimbursable expenses may be changed from time to time subject to mutual written agreement between the Fund and the Agent.

The Fund agrees to pay all fees and reimbursable expenses within twenty-one
(21) days following the mailing of the billing notice.

The Fund shall compensate Agent pursuant to the fee schedule attached hereto as Exhibit A.

III. REPRESENTATIONS OF AGENT

The Agent represents and warrants to the Fund that:

   (A) It is a registered transfer agent, duly organized, existing and in good standing under the laws of Delaware;

   (B) It is duly qualified to carry on its business in the state of Delaware and Arizona;

   (C) It is empowered under applicable laws and by its charter and bylaws to enter into and perform this Agreement;

   (D) All requisite corporate proceedings have been taken to authorize it to enter and perform this Agreement; and

   (E) It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

IV. REPRESENTATIONS OF THE FUND

The Fund represents and warrants to the Agent that:

   (A) The Fund is an open-ended diversified investment company under the Investment Company Act of 1940;

   (B) The Fund is a corporation organized, existing, and in good standing under the laws of Maryland;

   (C) The Fund is empowered under applicable laws and by its Articles of Incorporation and Bylaws to enter into and perform this Agreement;

   (D) All necessary proceedings required by the Articles of Incorporation and Bylaws have been taken to authorize it to enter into and perform this Agreement;

   (E) The Fund will comply with all applicable requirements of the Securities and Exchange Acts of 1933 and 1934, as amended, the Investment Company Act of

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       1940, as amended, and any laws, rules and regulations of governmental authorities having jurisdiction; and

   (F) A registration statement under the Securities Act of 1933 is currently effective and will remain effective, and appropriate state securities law filings have been made and will continue to be made, with respect to all shares of the Fund being offered for sale.

V. COVENANTS OF FUND AND AGENT

The Fund shall furnish the Agent a certified copy of the resolution of the Board of Directors of the Corporation authorizing the appointment of the Agent and the execution of this Agreement. The Fund shall provide to the Agent a copy of the Articles of Incorporation, Bylaws of the Corporation, and all amendments.

The Agent shall keep records relating to the services to be performed hereunder, in the form and manner as it may deem advisable. To the extent required by Section 31 of the Investment Company Act of 1940, as amended, and the rules thereunder, the Agent agrees that all such records prepared or maintained by the Agent relating to the services to be performed by the Agent hereunder are the property of the Fund and will be preserved, maintained and made available in accordance with such section and rules and will be surrendered to the Fund on and in accordance with its request.

VI. INDEMNIFICATION; REMEDIES UPON BREACH

The Agent agrees to use reasonable care and act in good faith in performing its duties hereunder.

Notwithstanding the foregoing, the Agent shall not be liable or responsible for delays or errors occurring by reason of circumstances beyond its control, including acts of civil or military authority, national or state emergencies, fire, mechanical or equipment failure, flood or catastrophe, acts of God, insurrection or war. In the event of a mechanical breakdown beyond its control, the Agent shall take all reasonable steps to minimize service interruptions for any period that such interruption continues beyond the Agent's control. The Agent will make every reasonable effort to restore any lost or damaged data, and the correcting of any errors resulting from such a breakdown will be at the Agent's expense. The Agent agrees that it shall, at all times, have reasonable contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available. Representatives of the Fund shall be entitled to inspect the Agent's premises and operating capabilities at any time during regular business hours of the Agent, upon reasonable notice to the Agent.

The Fund will indemnify and hold the Agent harmless against any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) resulting from any claim, demand, action or suit not resulting from the Agent's bad faith or negligence, and arising out of or in connection with the Agent's duties on behalf of the Fund hereunder.

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Further, the Fund will indemnify and hold the Agent harmless against any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) resulting from any claim, demand, action or suit as a result of the negligence of the Fund or the principal underwriter (unless contributed to by the Agent's own negligence or bad faith); or as a result of the Agent acting upon telephone instructions relating to the exchange or redemption of shares received by the Agent and reasonably believed by the Agent to have originated from the record owner of the subject shares; or as a result of the Agent acting upon any instructions executed or orally communicated by a duly authorized officer or employee of the Fund, according to such lists of authorized officers and employees furnished to the Agent and as amended from time to time in writing by a resolution of the Board of Directors of the Corporation; or as a result of acting in reliance upon any genuine instrument or stock certificate signed, countersigned or executed by any person or persons authorized to sign, countersign or execute the same.

In order for this section to apply, it is understood that if in any case the Fund may be asked to indemnify or hold harmless the Agent, the Fund shall be advised of all pertinent facts concerning the situation in question, and it is further understood that the Agent will use reasonable care to notify the Fund promptly concerning any situation which presents or appears likely to present a claim for indemnification against the Fund. The Fund shall have the option to defend the Agent against any claim which may be the subject of this indemnification and, in the event that the Fund so elects, the Agent will so notify the Fund, and thereupon the Fund shall take over complete defense of the claim and the Agent shall sustain no further legal or other expenses in such situation for which the Agent shall seek indemnification under this section. The Agent will in no case confess any claim or make any compromise in any case in which the Fund will be asked to indemnify the Agent, except with the Fund's prior written consent.

VII. CONFIDENTIALITY

The Agent agrees on behalf of itself and its employees to treat confidentially all records and other information relative to the Fund and its shareholders and shall not be disclosed to any other party, except after prior notification to and approval in writing by the Fund, which approval shall not be unreasonably withheld and may not be withheld where the Agent may be exposed to civil or criminal contempt proceedings for failure to comply after being requested to divulge such information by duly constituted authorities.

VIII. ADDITIONAL SERIES

In the event that the Fund establishes one or more series, in addition to the series listed in Exhibit A, with respect to which it desires to have the Agent render services as transfer agent under the terms hereof, it shall so notify the Agent in writing, and if the Agent agrees in writing to provide such services, Exhibit A shall be amended to include such series.

IX. ARIZONA LAW TO APPLY

This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the state of Arizona.

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X. AMENDMENT, ASSIGNMENT, TERMINATION AND NOTICE

   (A) This Agreement may be amended by the mutual written consent of the parties.

   (B) After the second full year, this Agreement may be terminated upon ninety (90) day's written notice given by one party to the other.

   (C) This Agreement and any right or obligation hereunder may not be assigned by either party without the signed, written consent of the other party.

   (D) Any notice required to be given by the parties to each other under the terms of this Agreement shall be in writing, addressed and delivered, or mailed to the principal place of business of the other party.

   (E) In the event that the Fund gives to the Agent its written intention to terminate and appoint a successor transfer agent, the Agent agrees to cooperate in the transfer of its duties and responsibilities to the successor, including any and all relevant books, records and other data established or maintained by the Agent under this Agreement.

   (F) Should the Fund exercise its right to terminate, all out-of-pocket expenses associated with the movement of records and material will be paid by the Fund.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below on the date first written above.

                          FFP NEW HORIZONS FUND, INC.
                          By:--------------------------------------------
                          Name:------------------------------------------
                          Title: ----------------------------------------
                          Attest:----------------------------------------
                                 Secretary

                          INVESTMENT COMPANY
                          ADMINISTRATION CORP.
                          By:--------------------------------------------
                          Name:------------------------------------------
                          Title:-----------------------------------------
                          Attest:----------------------------------------
                                 Secretary

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